Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To
Akorn, Inc.
Lake Forest, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-124190, No. 333-161908, No. 333-167031 and No. 333-179476) of Akorn, Inc. of our report dated August 29, 2012, issued with respect to the carved-out financial statements of the business acquired by Akorn India Private Limited from Kilitch Drugs (India) Limited and NBZ Pharma Limited, which appears in this report on Form 8K/A.

/s/ S. R. Batliboi & Co.
Mumbai, India

August 29, 2012